Exhibit 99.1

COMPANY CONTACTS: For Strategic Hotels & Resorts, Inc. Diane M. Morefield EVP & Chief Financial Officer Strategic Hotels & Resorts (312) 658-5740	For Blackstone: Christine Anderson Managing Director (212) 583-5182

Jonathan P. Stanner
SVP, Capital Markets, Acquisitions & Treasurer
Strategic Hotels & Resorts
(312) 658-5746

FOR IMMEDIATE RELEASE

December 11, 2015

BLACKSTONE COMPLETES ACQUISITION OF STRATEGIC HOTELS & RESORTS, INC.

CHICAGO, IL – December 11, 2015 – Strategic Hotels & Resorts, Inc. (NYSE: BEE) (the “Company”) announced the completion of the acquisition of the Company by affiliates of Blackstone Real Estate Partners VIII L.P. (“Blackstone”). The total transaction value is approximately $6 billion.

Pursuant to the transaction, holders of shares of common stock of Strategic Hotels & Resorts, Inc. will be entitled to receive $14.25 in cash, without interest, for each share of the common stock they own, and holders of membership units of the Company’s subsidiary, Strategic Hotel Funding, L.L.C. (other than the Company), will be entitled to receive $14.25 in cash, without interest, for each unit they own. As a result of the completion of the acquisition, the Company’s common stock will cease trading on the New York Stock Exchange.

J.P. Morgan acted as financial advisor to Strategic Hotels & Resorts, Inc. J.P. Morgan and Duff & Phelps provided fairness opinions to the Company’s Board of Directors in connection with the transaction. Sidley Austin LLP acted as legal advisor to Strategic Hotels. Citibank, Deutsche Bank and Goldman Sachs acted as financial advisors to Blackstone. Simpson Thacher & Bartlett LLP acted as legal advisor to Blackstone.

About the Company

Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and provides value enhancing asset management of high-end hotels and resorts in the United States. The Company currently has ownership interests in 17 properties with an aggregate of 7,921 rooms and 847,000 square feet of multi-purpose meeting and banqueting space. For a list of current properties and for further information, please visit the Company’s website at www.strategichotels.com.

About Blackstone

Blackstone is a global leader in real estate investing. Blackstone’s real estate business was founded in 1991 and has $92 billion in investor capital under management. Blackstone’s real estate portfolio includes hotel, office, retail, industrial and residential properties in the US, Europe, Asia and Latin America. Major investments include Hilton Worldwide, Invitation Homes (single family homes), Logicor (pan-European logistics), SCP (Chinese shopping malls), and prime office buildings in the world’s major cities. Blackstone real estate also operates one of the leading real estate finance platforms, including management of the publicly traded Blackstone Mortgage Trust (NYSE:BXMT).